UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2017 (October 5, 2017)

The Enviromart Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54758	45-5529607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Summit Ave Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-782-0889

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

 On October 5, 2017, The Enviromart Companies, Inc., a Delaware corporation (the “Company”) entered into a Stock Purchase Agreement (the “SPA”) with Eastone Equities, LLC, a New York limited liability company (the “Purchaser”) and certain selling stockholders listed in the Exhibit A of the SPA (the “Sellers”), pursuant to which the Purchaser acquired 44,566,412 shares of common stock of the Company (the “Shares”) from Sellers for an aggregate purchase price of $295,000. The transaction contemplated in the SPA closed on October 9, 2017 (the “Closing”).

The Shares represent approximately 90% of issued and outstanding common stocks of the Company. The transaction has resulted in a change in control of the Company.

In connection with the change in control, Mr. Laurence H King (“Mr. King”), the President, Chief Executive Officer, Chief Financial Officer, Secretary and the sole member of the board of directors of the Company (the “Board”), resigned from all his positions with the Company and the resignation will become effective 10 days after filing of Schedule 14f-1 with the Securities Exchange Commission (the “SEC”) .

Simultaneously with the Closing, Ms. Wayne Tsao was appointed as the Company’s Chief Executive Officer, President and the Chairman of the Board, and Mr. Charlene Cheng was appointed as the Chief Financial Officer and a director of the Board, all to be effective 10 days after filing of the Schedule 14f-1 with the SEC.

A form of the SPA is attached hereto as Exhibit 10.1. The foregoing is only a brief description of the material terms of the SPA, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 5.01.	Changes in Control of Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)           Resignation of Directors and Officers

Upon the Closing, Mr. King resigned from his positions as director, President, Chief Executive Officer, Chief Financial Officer, Secretary of the Company, effective 10 days after filing of Schedule 14f-1 with the SEC.

There was no disagreement between Mr. King and the Company.

(b)           Appointment of Directors and Officers

Upon closing, the following person was appointed as our directors and officers effective 10 days after filing of the Schedule 14f-1 with the SEC:

Name	Position
Wayne Tsao	Director, Chairman, Chief Executive Officer and President
Charlene Cheng	Director, Chief Financial Officer

Mr. Wayne Tsao has extensive experience in the Financial Industry. From 2013 to 2015, he worked in Provider Relation Department of Centerlight Healthcare System. In 2012, Mr. Tsao worked for First Data Corporation, one of the largest credit card processing acquirers in the U.S. In 2015, Mr. Tsao served as the COO of Vergepay, a startup company that he has been worked with since its inception. While served as the COO of Vergepay, Mr. Tsao also worked for Sigue Corporation, a money transfer, remittance, and bill payment services provider. Mr. Tsao obtained his Bachelor of Arts in Psychology from State University of New York at Stony Brook.

Mr. Tsao does not have any family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Charlene Cheng is a veteran in the Financial Industry. She currently serves as the Chief Financial Officer of Eastone Capital LLC, a full service real estate investment company. From 2007 to 2014, she was a senior associate of Deloitte Financial Advisory Services. From 2005 to 2007, she was the Asset Manager of Related Management. Ms. Cheng obtained her Bachelor of Art in Economics from National Tsing Hua University and her Master of Business Administration from Case Western Reserve University.

Ms. Cheng does not have any family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Item 5.03.	Amendments to Articles of Incorporation

On October 6, 2017, the Company, with the unanimous approval of its board of directors by written consent in lieu of a meeting, filed a Certificate of Amendment (the “Certificate of Amendment”) with the Secretary of State of Delaware.

As a result of the Certificate of Amendment, the Company changed its name to “ECARD INC.”, effective as of October 6, 2017

A copy of the Certificate of Change is filed as Exhibit 3.1 hereto, and is incorporated herein by reference in its entirety.

The Company has submitted an Issuer Company-Related Action Notification Form to FINRA regarding the Name Change; FINRA’s approval is currently pending.

The Company will file a subsequent Current Report on Form 8-K upon receipt of approval from FINRA announcing the effectiveness of the Name Change and the Company’s new CUSIP number.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment filed with the Secretary of State of Delaware on October 6, 2017

10.1	Stock Purchase Agreement by and among The Enviromart Companies, Inc., Eastone Equities LLC and certain selling stockholders dated October 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2017

	By:	/s/ Laurence H. King
	Name:	Laurence H. King
	Title:	Chief Executive Officer